CORPORATE HIGH YIELD FUND V, INC.

FILE #811-10521

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/20/2006	DRS Technologies 6.63% 2/1/16	350,000,000	375,000	Bear Stearns Wachovia Securities Merrill Lynch Banc of America CIBC World Markets Jefferies & Co. Ryan Beck & Co.
1/26/2006	NRG Energy Inc. 7.25% 2/1/14	1,200,000,000	2,450,000	Morgan Stanley Lehman Brothers Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
1/26/2006	NRG Energy Inc. 7.38% 2/1/16	2,400,000,000	2,300,000	Morgan Stanley Lehman Brothers Banc of America Deutsche Bank Goldman Sachs Merrill Lynch
11/22/2005	Greektown Holdings 10.75% 12/1/13	185,000,000	$2,125,000	Merrill Lynch Wachovia Capital NatCity Investments
12/7/2005	Galaxy Entertainment Finance 10% 12/15/10	250,000,000	$1,600,000	Merrill Lynch (Singapore) Morgan Stanley
12/7/2005	Galaxy Entertainment Finance 9.88% 12/15/12	350,000,000	$850,000	Merrill Lynch (Singapore) Morgan Stanley
12/15/2005	Susser Finance Corp 10.63% 12/15/13	170,000,000	$700,000	Banc of America Merrill Lynch